EXHIBIT (4h)

                WAIVER AND FIRST AMENDMENT TO
                      CREDIT AGREEMENT


     THIS WAIVER AND FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of February 27, 1996 (this "Amendment"), and effective as of the Effective Date (as such term is defined below) is entered into by and among DIXIE YARNS, INC., a Tennessee corporation (referred to herein as the "Borrower"), SUNTRUST BANK, ATLANTA (formerly known as Trust Company Bank), a Georgia banking corporation, individually and as Agent (in such capacity, the "Agent"), NATIONSBANK, N.A. (formerly known as NationsBank, N.A. (Carolinas), a national banking association, individually and as Lead Manager and CHEMICAL BANK, a New York banking corporation (collectively, the "Lenders").

                         WITNESSETH:

     WHEREAS, the Borrower, the Agent and the Lenders are parties to a certain Third Amended and Restated Credit Agreement dated as of March 31, 995 (the "Credit Agreement;" all terms used herein without definition shall have the meanings set for in the Credit Agreement) wherein the Lenders extended to the Borrower certain loan facilities in an aggregate principal amount at any time outstanding not to exceed $135,000,000 (as subsequently reduced on September 18, 1995 by an amount equal to $2,835,936);

     WHEREAS, the Borrower has requested that the Lenders(i) waive compliance with a certain financial covenant set forth in the Credit Agreement for the last fiscal quarter of 1995, (ii) amend the Credit Agreement to modify certain financial covenants, and (iii) add a certain financial covenant;

     WHEREAS, Lenders have agreed to such waivers and amendments on the terms and conditions set forth herein;

     WHEREAS, the parties wish to amend the Credit Agreement to reflect these agreements, all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.  Section 1.01 of the Credit Agreement is hereby amended as follows:

         (a) by adding the following definition thereto in appropriate alphabetical order:

        "EBITDA" shall mean, for any period, EBIT for such period, plus, to the extent deducted in determining Net Income or such period, the depreciation and amortization expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles."
         (b) by deleting the definition of "Total Capitalization" in its entirety and substituting the following in lieu thereof:

         "Total Capitalization" shall mean the sum of (i) Total Debt, plus
     (ii) Net Worth, plus (iii) for any calculation of Total Capitalization on or after the last day of fiscal year 1995, an amount not to exceed $31,400,000 relating to the write-down of assets of T-C Threads, Inc. and its Subsidiaries."

     2. Section 9.11 of the Credit Agreement is hereby amended by deleting subsections (a) and (c) thereof in its entirety and substituting the following subsections (a) and (c) in lieu thereof:

         "(a) Total Debt to Total Capitalization. Its ratio of Total Debt to Total Capitalization as of the last day of any fiscal quarter of the Borrower occurring during the periods set forth below to be greater than the ratio (expressed as a percentage) set forth opposite such period:

                   Period                                     Ratio

Closing Date through the last day of
  fiscal year 1996                                              65%

First day of fiscal year 1997 through the last
  day of fiscal year 1997                                       62.5%

First day of fiscal year 1998 through the last
  day of fiscal year 1998                                       60%

First day of fiscal year 1999 and thereafter                    57.5%

         (c) Interest Coverage Ratio. Its Interest Coverage Ratio as of any of the dates set forth below to be less than the ratio set forth opposite such period below:

                     Period                                   Ratio

Fiscal quarter ending on or about
  March 31, 1995                                            1.25:1.0

Two preceding fiscal quarters ending on or
  about June 30, 1995                                       1.25:1.0

Three preceding fiscal quarter ending on or
  about September 30, 1995                                  1.25:1.0

Four preceding fiscal quarters ending on or
  about December 31, 1995                                   1.25:1.0

Fiscal Quarter ending on or about March 31, 1996            Not Required

Fiscal Quarter ending on or about June 30, 1996             .75:1.0

Fiscal Quarter ending on or about
  September 30, 1996                                        1.15:1.0


Fiscal Quarter ending on or about
  December 31, 1996                                         1.15:1.0

Two preceding fiscal quarters ending on or about
  December 31, 1996                                         1.15:1.0

Three preceding fiscal quarters ending on or
  about March 31, 1997                                      1.15:1.0

Four preceding fiscal quarters ending on or about
  each of June 30, 1997, September 30, 1997, and
  December 31, 1997                                         1.25:1.0

Four preceding fiscal quarters ending on the last
  day of each of the fiscal quarters in fiscal
  year 1998                                                 1.5:1.0

Four preceding fiscal quarters ending on the last
  day of each of the fiscal quarters in fiscal
  year 1999 and thereafter                                  1.75:1.0. "

     3. Section 9.11 of the Credit Agreement is hereby further amended by adding the following subsection (e) thereto:

         "(e) EBITDA to Interest Expense Ratio. Its ratio of EBITDA Interest Expense for the first fiscal quarter of 1996 ending on or about March 31, 1996 to be less than 2.0:1.0."

     4. The Borrower has requested and the Lenders have agreed to waive, for the fiscal quarter of the Borrower ending on or about December 31, 995, compliance with the Interest Coverage Ratio set forth in Section 9.11(c) of the Credit Agreement.

     5. The Borrower hereby agrees that nothing herein shall constitute a waiver by the Lenders of any Default or Event of Default, whether known or unknown, which may now exist or which may hereafter exist under the Credit Agreement except as specifically set forth in Section 4 hereof, including without limitation, any violation of Section 9.11(c) of the Credit Agreement arising or continuing after the fiscal quarter of the Borrower ending on or about March 31, 1996. The Borrower represents and warrants to the Agent and the lenders that as of the date hereof, no Default or Event of Default exists pursuant to the Credit Agreement which is not expressly waived herein.

     6. Except as expressly amended and modified herein, all terms, covenants and provisions of the Credit Agreement shall remain unaltered and in full force and effect, and the parties hereto do expressly ratify and confirm the Credit Agreement as modified herein. As of the Effective Date, all future references to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

     7. Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of the Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect hereto and with respect to advising the Agent as to its rights and responsibilities hereunder.

     8. This Amendment shall become effective as of December 30, 1995 (the "Effective Date") on the first day when this Amendment shall have been executed by the Borrower and the Required Lenders and delivered to the Agent in its office in Atlanta, Georgia.

     9. This Amendment shall be binding upon the inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-title, and assigns.

     10. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

     11. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

     12. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

     EXECUTED AND DELIVERED by the duly authorized officers of the parties hereto under seal as of the day and year first above written.

                                    DIXIE YARNS, INC.

                                    By: Gary A. Harmon
                                      Title: Treasurer


                                    Attest: Starr T. Klein
                                      Title: Secretary



                                    SUNTRUST BANK, ATLANTA (formerly
                                    known as Trust Company Bank),
                                    individually and as Agent

                                    By: Jarrette A. White, III
                                      Title: Vice President


                                    By: Ruth E. Whitner
                                      Title: Assistant Vice President











     EXECUTED AND DELIVERED by the duly authorized officers of the parties hereto under seal as of the day and year first above written.


                                    NATIONSBANK, N.A. (formerly known
                                    as NationsBank, N.A. (Carolinas)),
                                    individually and as Lead Manager

                                    By: Alison H. Mewborne
                                      Title: Senior Vice President



                                    CHEMICAL BANK

                                    By: Peter C. Eckstein
                                      Title: Vice President